Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated August 18, 2010, relating to the financial statements and financial statement schedules of Maxim Integrated Products, Inc. and subsidiaries, and the effectiveness of Maxim Integrated Products, Inc.'s internal control over financial reporting, incorporated by reference in the Annual Report on Form 10-K of Maxim Integrated Products, Inc. for the year ended June 26, 2010.
/s/ DELOITTE & TOUCHE LLP
San Jose, California
January 21, 2011